TriSalus Life Sciences Second Quarter 2025 Results and Provides Updated 2025 Guidance
Company delivers $11.2M in revenues resulting in 52% growth year-over-year and 22% growth quarter-over-quarter
Broadened PEDD portfolio with launch of TriNav FLX designed to improve access in tortuous vessels
Confirming revenue guidance of at least 50% growth due to continued commercial momentum
Company to Host Conference Call and Webcast today at 4:30pm ET
DENVER – August 12, 2025 - TriSalus Life Sciences, Inc. (Nasdaq: TLSI) (the “Company”), an oncology company integrating novel delivery technology with standard of care therapies, and its investigational immunotherapeutic to transform treatment for patients with solid tumors, today announces financial results for the quarter ended June 30, 2025, and provides an operation update.
“TriSalus continued to deliver strong commercial momentum in the second quarter, underscoring the growing clinical adoption of our TriNav® product suite and proprietary PEDD® platform across a broad range of solid tumor indications,” said Mary Szela, President and CEO of TriSalus. “We are pleased to reaffirm our full-year revenue growth guidance of 50%, reflecting increasing market penetration within liver-directed therapies. We will continue to invest in clinical data to extend the benefits of our PEDD technology platform to new embolization applications. With a strategic shift toward partnering development of Nelitolimod and an expanded focus on liver-directed therapies and new applications, we are energized by the opportunity to bring our PEDD technology to a wider range of patients which will not only support improved clinical outcomes but also drive deeper physician engagement and commercial momentum, fueling our long-term vision”
Second Quarter 2025 Highlights
•Generated $11.2 million in net sales, a 52% increase year-over-year, and sequential growth of 22% over the first quarter 2025.
•Continued strong commercial momentum with expanded use of TriNav® in liver embolization and continued to further develop new applications in new clinical settings focused on the interventional radiology specialty.
•Expanded product portfolio with the successful launch of TriNav® FLX, the latest advancement in Pressure-Enabled Drug Delivery (PEDD). Designed with a more flexible distal tip, TriNav FLX enhances navigability through tortuous vessels—providing an effective solution for physicians previously limited by anatomical barriers to PEDD adoption. Early market response has been strong, with sales surpassing internal projections.
•Subsequent to the second quarter, the Company simplified its capital structure through the successful completion of an exchange offering of previously issued Series A Preferred stock.
Second Quarter 2025 Financial Results
•Revenue, all from the sale of the TriNav system, was $11.2 million for the three months ended June 30, 2025, an increase of 52% compared to the same period in 2024 and 22% sequential growth. Revenue growth was driven primarily by increased selling resources and increased market share.
•Gross margins were 84% in the second quarter, compared to 88% in the same period of 2024. The year-over-year decline was primarily driven by lower manufacturing efficiency associated with newly launched products, a dynamic we expect to improve as production scales and processes mature over the course of the year.
•Research and Development (R&D) expenses were approximately $3.9 million, compared to $4.7 million for the same quarter of the prior year. The decline in R&D costs is primarily a result of a decline in clinical trial costs relating to Nelitolimod.
•Sales and Marketing (S&M) expenses were approximately $7.2 million in the second quarter, compared to $6.0 million for the same quarter of the prior year. The year-over-year increase reflects continued investment in the expansion of our commercial organization.

•General & Administrative (G&A) expenses were approximately $5.7 million, compared to $4.0 million for the same quarter of the prior year. G&A costs include non-cash stock-based compensation of $1.2 million and $0.7 million, respectively, for the same periods. The increase in G&A costs is primarily a result of professional services related to legal services and audit.
•Operating losses were $7.3 million, compared to Operating losses of $8.2 million for the same period in 2024. Current reductions in operating losses are due to reduced research and development expenses associated with the ramp-down of Nelitolimod clinical trial spending.
•Net loss attributable to common stockholders was $9.0 million, compared to $5.1 million for the same period in 2024, primarily due to non-cash adjustments to the fair value of our contingent earnout liability.
•The basic and diluted loss per share was $0.27, compared to $0.21 for the same period in 2024.
•As of June 30, 2025, cash and cash equivalents totaled $26.5 million providing sufficient runway to reach positive adjusted EBITDA in the first half of 2026.
The non-GAAP measure of adjusted EBITDA is reconciled in the table below as the Company believes it is an important measure of performance. Adjusted EBITDA losses were $5.3 million, compared to losses of $6.7 million for the same period in 2024. Currently, reductions in adjusted EBITDA losses are due to increased sales, reduced research and development expenses and increased stock compensation in 2025.
Conference Call
The Company will host a conference call and webcast today at 4:30 PM eastern time to discuss its financial results for the quarter ended June 30, 2025. Parties interested in participating by phone should register using this online form. After registering for the webcast, dial-in details will be provided in an auto-generated e-mail containing a link to the conference phone number along with a personal pin. The event will also be webcast live on the investor relations section of TriSalus’ website. A replay will also be available on the website following the event.
About TriSalus Life Sciences
TriSalus Life Sciences® is an oncology focused medical technology company seeking to transform outcomes for patients with solid tumors by integrating its innovative delivery technology with standard-of-care therapies, and with its investigational immunotherapeutic, nelitolimod, a class C Toll-like receptor 9 agonist, for a range of different therapeutic and technology applications. The Company’s platform includes devices that utilize a proprietary drug delivery technology and a clinical stage investigational immunotherapy. The Company’s two FDA-cleared devices use its proprietary Pressure-Enabled Drug Delivery™ (PEDD) approach to deliver a range of therapeutics: the TriNav® Infusion System for hepatic arterial infusion of liver tumors and the Pancreatic Retrograde Venous Infusion System for pancreatic tumors. The PEDD technology is a novel delivery approach designed to address the anatomic limitations of arterial infusion for the pancreas. The PEDD approach modulates pressure and flow in a manner that delivers more therapeutic to the tumor and is designed to reduce undesired delivery to normal tissue, bringing the potential to improve patient outcomes. Nelitolimod, the Company’s investigational immunotherapeutic candidate, is designed to improve patient outcomes by treating the immunosuppressive environment created by many tumors and which can make current immunotherapies ineffective in the liver and pancreas. Patient data generated during Pressure-Enabled Regional Immuno-Oncology™ (PERIO) clinical trials support the hypothesis that nelitolimod delivered via the PEDD technology may have favorable immune effects within the liver and systemically. The target for nelitolimod, TLR9, is expressed across cancer types and the mechanical barriers addressed by the PEDD technology are commonly present as well. The Company is in the final stages of data completion for a number of phase 1 clinical trials and will begin exploring partnership opportunities for development.
Forward Looking Statements
Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding the benefits and potential benefits of the Company’s PEDD drug delivery technology, TriNav® system and nelitolimod investigational immunotherapy,, and the Company’s ability to execute on its strategy. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include risks associated with clinical development and regulatory approval of drug delivery and pharmaceutical product candidates, including that future clinical results may not be consistent with patient data generated during the Company’s clinical trials, the cost and timing of all development activities and clinical trials, unexpected safety and efficacy data observed during clinical studies, the risks associated with the credit facility, including the Company’s ability to remain in compliance with all its obligations thereunder to avoid an event of default, the risk that the Company will continue to raise capital through the issuance and sale of its equity securities to fund its operations, the risk that the Company will not be able to achieve the applicable revenue requirements to access additional financing under the credit facility, the risk that the Company will not become profitable on its expected timeline, if at all, the risk that the reported financial results will differ from the estimates provided in this press release, changes in expected or existing competition or market conditions, changes in the regulatory environment, unexpected litigation or other disputes, unexpected expensed costs, made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding the benefits and potential benefits of the Company’s PEDD drug delivery technology, TriNav® system and nelitolimod investigational immunotherapy,, and the Company’s ability to execute on its strategy. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include risks associated with clinical development and regulatory approval of drug delivery and pharmaceutical product candidates, including that future clinical results may not be consistent with patient data generated during the Company’s clinical trials, the cost and timing of all development activities and clinical trials, unexpected safety and efficacy data observed during clinical studies, the risks associated with the credit facility, including the Company’s ability to remain in compliance with all its obligations thereunder to avoid an event of default, the risk that the Company will continue to raise capital through the issuance and sale of its equity securities to fund its operations, the risk that the Company will not be able to achieve the applicable revenue requirements to access additional financing under the credit facility, the risk that the Company will not become profitable on its expected timeline, if at all, the risk that the reported financial results will differ from the estimates provided in this press release, changes in expected or existing competition or market conditions, changes in the regulatory environment, unexpected litigation or other disputes, unexpected expensed costs, and other risks described in the Company’s filings with the Securities and Exchange Commission under the heading “Risk Factors.” All forward‐looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made except as required by law.

TRISALUS LIFE SCIENCES, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$11,213	$7,364	$20,380	$13,821
Cost of goods sold	1,802	912	3,297	1,883
Gross profit	9,411	6,452	17,083	11,938
Operating expenses:
Research and development	3,923	4,666	7,219	10,510
Sales and marketing	7,163	6,004	13,897	12,691
General and administrative	5,657	3,956	10,628	8,583
Loss from operations	(7,332)	(8,174)	(14,661)	(19,846)
Other income (expense):
Interest income	134	97	208	189
Interest expense	(1,423)	(877)	(2,632)	(880)
Change in fair value of SEPA, warrant, and revenue base redemption liabilities	(330)	(9,016)	(1,165)	(6,495)
Change in fair value of contingent earnout liability	700	13,689	(120)	9,701
Other expense, net	(40)	(44)	(291)	(197)
Loss before income taxes	(8,291)	(4,325)	(18,661)	(17,528)
Income tax benefit (expense)	3	(7)	(2)	(10)
Net loss available to common stockholders	$(8,288)	$(4,332)	$(18,663)	$(17,538)
Undeclared dividends on Series A preferred stock	$(714)	$(801)	$(1,426)	$(1,602)
Net loss attributable to common stockholders	$(9,002)	$(5,133)	$(20,089)	$(19,140)
Net loss per common share, basic and diluted	$(0.27)	$(0.21)	$(0.65)	$(0.81)
Weighted average common shares outstanding, basic and diluted	32,899,297	23,903,659	30,713,375	23,613,243

TRISALUS LIFE SCIENCES, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$26,490	$8,525
Accounts receivable, net	5,571	5,087
Inventory, net	3,807	4,048
Prepaid expenses	2,216	3,009
Total current assets	38,084	20,669
Property and equipment, net	1,711	1,669
Right-of-use assets	1,103	1,210
Other assets	419	423
Total assets	$41,317	$23,971
Liabilities and Stockholders’ Deficit
Current liabilities:
Trade payables	$1,902	$2,274
Accrued liabilities	7,078	7,355
Short-term lease liabilities	123	216
Other current liabilities	221	383
Total current liabilities	9,324	10,228
Long-term debt, net of unamortized discount and debt issuance costs	32,274	22,084
Revenue base redemption liability	358	507
Long-term lease liabilities	1,265	1,329
Contingent earnout liability	7,522	7,401
Warrant and SEPA liabilities	9,997	8,316
Total liabilities	60,740	49,865
Commitments and contingencies
Stockholders’ deficit:
Preferred Stock, Convertible Series A, $0.0001 par value per share, $10.00 liquidation value per share. Authorized 10,000,000 shares at June 30, 2025 and December 31, 2024, respectively; issued and outstanding, 3,594,002 and 3,985,002 shares at June 30, 2025, and December 31, 2024, respectively.	—	—
Common stock, $0.0001 par value per share. Authorized 400,000,000 shares at June 30, 2025 and December 31, 2024, respectively; issued and outstanding, 37,983,259 and 31,279,264 shares at June 30, 2025, and December 31, 2024, respectively.	3	3
Additional paid-in capital	278,786	253,652
Accumulated deficit	(298,212)	(279,549)
Total stockholders’ deficit	(19,423)	(25,894)
Total liabilities and stockholders’ deficit	$41,317	$23,971

Non-GAAP Financial Measure
To supplement the financial results presented in accordance with GAAP, TriSalus has also included in this press release non-GAAP adjusted EBITDA, which excludes from net loss, income tax expense, interest expense, interest income, change in fair value of SEPA, warrant and revenue-base redemption liabilities, change in fair value of contingent earn out liability, stock-based compensation expense and depreciation. These non-GAAP financial measures are not prepared in accordance with GAAP, do not serve as an alternative to GAAP and may be calculated differently than similar non-GAAP financial information disclosed by other companies. TriSalus encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations set forth below, to more fully understand TriSalus’ business.
TriSalus believes that the presentation of these non-GAAP financial measures provides useful supplemental information to, and facilitates additional analysis by, investors. In particular, TriSalus believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare TriSalus’ results from period to period, and to identify operating trends in TriSalus’ business.

Supplemental Schedule of Non-GAAP Adjusted EBITDA
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss available to common stockholders	$(8,288)	$(4,332)	$(18,663)	$(17,538)
Income tax expense	(3)	7	2	10
Interest income	(134)	(97)	(208)	(189)
Interest expense	1,423	877	2,632	880
Depreciation	165	194	337	369
EBITDA	$(6,837)	$(3,351)	$(15,900)	$(16,468)

Change in fair value of warrant, SEPA, and revenue base redemption liabilities	330	9,016	1,165	6,495
Change in fair value of contingent earnout liability	(700)	(13,689)	120	(9,701)
Other expenses, net	40	44	291	197
Stock-based compensation	1,892	1,275	3,512	2,361
Adjusted EBITDA	$(5,275)	$(6,705)	$(10,812)	$(17,116)

Contacts
For Media Inquiries:
Jeremy Feffer, Managing Director
LifeSci Advisors
917.749.1494
jferrer@lifesciadvisors.com

For Investor Inquiries:
David Patience
Chief Financial Officer
investor.relations@trisaluslifesci.com